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                                                                   Exhibit 23(b)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 Registration Statement of Western Resources, Inc., regarding the registration of 6,000,000 shares of common stock for the Direct Stock Purchase Plan, of our report dated March 16, 2000 (except with respect to the Dividend Policy and Corporate Restructuring discussed in Note 24, as to which the date is March 28, 2000), included in Western Resources, Inc.'s Form 10-K for the year ended December 31, 1999, and to all references to our Firm included in this Registration Statement.

                                    ARTHUR ANDERSEN LLP

Kansas City, Missouri
August 18, 2000